Exhibit 99.1

Poniard Pharmaceuticals Appoints Alan B. Glassberg, M.D.,

as Chief Medical Officer

Seattle and San Francisco (July 20, 2006) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD) today announced that it has appointed Alan B. Glassberg, M.D., as chief medical officer of the Company, effective July 24, 2006. Dr. Glassberg, who served as a director of the Company until last month, joins Poniard from the University of California San Francisco (UCSF) Comprehensive Cancer Center, where he was associate director of clinical care and director of general oncology.

“Alan will play a pivotal role in leading clinical development activities for our lead product candidate, picoplatin, and helping our team build a diverse oncology pipeline,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard. “During his 35-year career, Alan has served as a clinical oncologist, professor of medicine and advisor to several successful oncology-focused companies and institutions. His experience in oncology-related clinical practice and oversight will be invaluable to Poniard as we work to advance picoplatin toward late-stage development and commercialization for the treatment of small cell lung cancer and other solid tumors.”

Prior to joining Poniard, Dr. Glassberg was clinical professor of medicine in the department of hematology/oncology at UCSF, with which he has been associated since 1970. He also served as director of hematology and medical oncology at Mount Zion Medical Center in San Francisco.

“I believe that picoplatin is unique among currently available platinum agents and has significant potential advantages, including fewer side effects and effectiveness in cancers that have become resistant to the other platinum compounds,” said Dr. Glassberg. “I am looking forward to helping the Company advance the clinical development of picoplatin for the treatment of multiple solid tumors, as I am dedicated to improving treatment options for patients with cancer.”

Dr. Glassberg currently serves on the board of directors of Biogen Idec, Inc. (NASDAQ:BIIB) and recently served on the board of directors of the National Comprehensive Cancer Network, a not-for-profit alliance of 20 of the world’s leading cancer centers that is dedicated to improving the quality and effectiveness of care provided to patients with cancer. Dr. Glassberg received his M.D. from the Medical University of South Carolina in Charleston.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers. As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, planned research and development programs and clinical trial activities. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc. All Rights Reserved.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals
Corporate Communications

750 Battery Street, Suite 400

San Francisco, CA  94111

206-286-2517

jrathbun@poniard.com